Exhibit 15.2
CONSENT OF SEWARD & KISSEL LLP

We hereby consent to each reference to our firm and the discussions of advice provided by us under the headings "Item 1. Identity of Directors, Senior Management and Advisers—B. Advisers" and "Item 10. Additional Information—E.  Taxation—U.S. Federal Income Taxation" in the Registration Statement on Form 20-F (as amended, the "Registration Statement") of FLEX LNG Ltd., without admitting that we come within the category of persons whose consent is required under, or that we are "experts" within the meaning of, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement.

/s/ Seward & Kissel LLP
Seward & Kissel LLP

New York, New York
May 28, 2019